UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________

FORM 8-K

___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported): June 11, 2013

Entia Biosciences, Inc.

(Exact name of registrant as specified in charter)

Commission File Number:  000-52864

Nevada	26-0561199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13565 SW Tualatin-Sherwood Road #800 Sherwood, Oregon	97140
(Address of principal executive offices)	(Zip Code)

(503) 334-3575
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01

On June 11, 2013 Marvin S. Hausman, M.D., President, CEO, Chairman and Acting CFO of Entia Biosciences, Inc. and Philip Sobol, M.D., a director of Entia each converted their 50% interest in a promissory note issued on December 30, 2009 in the principal amount of $50,000 plus accrued interest in the amount of $10,250 into 6,025 shares of Series A preferred stock at $5.00 per share of preferred stock.  In addition, Dr. Hausman converted $50,000 in accounts payable to him by Entia for travel and related out of pocket expenses into an additional 10,000 shares of preferred stock for a total of 16,025 shares of Series A preferred stock.  Dr. Sobol also converted a promissory note dated May 17, 2012 in the principal amount of $25,000 and accrued interest in the amount of $1,565 into 5,313 shares of preferred stock for a total of 11,338 shares of Series A preferred stock.

On June 11, 2013 Philip Sobol, M.D., a director of Entia Biosciences, Inc. loaned Entia $40,000 in return for a promissory note in the principal amount of $40,000 with no interest to accrue until the maturity date of July 1, 2013 and in return for the issuance of a five year common stock purchase warrant to purchase 10,000 shares of Entia common stock exercisable at $0.45 per share.  The loan was repaid in full on June 25, 2013.

On July 1, 2013 Delta Group Investments Limited and Entia Biosciences, Inc. entered into an  agreement to extend the maturity date of a promissory note held by Delta Group in the principal amount of $312,500 dated January 26, 2011 with accrued interest of $41,010 as of June 30, 2013.  The parties agreed to extend the maturity date of the note from June 30, 2013 to June 30, 2014 in return for an increase in the interest rate on the loan from 6% to 8%, and issuance of a three year warrant to purchase 200,000 shares of Entia common stock at $0.45 per share.

Item 9.01.	Exhibits. Financial Statements and Exhibits

(c)	Exhibits

10.1  Promissory Note issued to Philip Sobol, M.D. by Entia Biosciences, Inc. on June 11, 2013

10.2  Note Extension Agreement between Delta Group Investments Limited and Entia Biosciences, Inc. dated July 1, 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTIA BIOSCIENCES, INC. (Registrant)

Date: July 3, 2013	By:	/s/ Marvin S. Hausman, M.D.
Marvin S. Hausman, M.D. President and CEO